Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 2, 2024 in the Registration Statement on Form F-1 (File No. 333-273884), under the Securities Act of 1933, with respect to the consolidated balance sheets of JINXIN TECHNOLOGY HOLDING COMPANY, subsidiaries, and variable interest entities (collectively the “Company”) as of December 31, 2022, and 2023, and the related consolidated statements of comprehensive income, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California	WWC, P.C.
April 2, 2024	Certified Public Accountants
PCAOB ID: 1171